Exhibit 99.1
Codexis Signs Multi-year Extension of Contract with Merck to Supply Enzyme
Used in Manufacture of Sitagliptin

REDWOOD CITY, Calif. (December 18, 2015) – Codexis, Inc. (NASDAQ: CDXS), a leading developer of biocatalysts for the pharmaceutical and fine chemicals industry, announces the signing of an agreement extension with Merck Sharp & Dohme Corp., known as MSD outside the United States and Canada, to license and supply a proprietary enzyme used in the manufacturing process for sitagliptin, the active pharmaceutical ingredient in Merck’s JANUVIA® and one of the active ingredients in Merck’s JANUMET®.

“The extension of this contract, coming on the heels of our licensing agreement for the CodeEvolver technology, is yet another vote of confidence in our protein engineering technology,” said Codexis President and CEO John Nicols. “We are proud to continue our long term collaboration with Merck.”

Under a research and development agreement, Codexis and Merck used the CodeEvolver® protein engineering platform technology to develop a customized enzyme to serve as a biocatalyst in the sitagliptin process. The resulting enzyme streamlined the manufacturing process and increased production yield, while reducing costs and waste. In 2010 Codexis and Merck were jointly presented the annual Presidential Green Chemistry Challenge Award from the U.S. Environmental Protection Agency (EPA) for the development of the novel biocatalytic method for the synthesis of sitagliptin. In 2012 Codexis and Merck entered into a supply agreement for the enzyme.

About CodeEvolver® Protein Engineering Platform Technology
CodeEvolver is Codexis’ proprietary protein engineering platform, which enables rapid development of custom-designed enzymes that are highly optimized for efficient manufacturing processes. The CodeEvolver platform is comprised of proprietary methods for the optimization of proteins through the design and generation of diverse genetic libraries, automated screening techniques, algorithms for the interpretation of screening data and predictive modelling. The Codexis CodeEvolver platform technology is covered by approximately 175 issued patents and pending patent applications worldwide.

About Codexis, Inc.
Codexis, Inc. is a leading protein engineering company that applies its technology to the development of biocatalysts for commercial manufacture of pharmaceuticals and fine chemicals. Codexis’ proven technology enables implementation of biocatalytic solutions to meet customer needs for rapid, cost-effective and sustainable manufacturing. For more information, see www.codexis.com.

Forward-Looking Statements
This press release contains forward-looking statements relating to Codexis’ supply agreement with Merck for the enzyme used to manufacture sitagliptin, including the ability of Codexis’ enzyme to increase production yield and reduce manufacturing costs and wastes. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Codexis' control and that could materially affect actual results. Factors that could materially affect actual results include Codexis' dependence on its collaborators; Codexis' dependence on a limited number of products and customers; potential adverse effects to Codexis' business if its customers' pharmaceutical products are not received well in the markets; Codexis’ ability to retain key personnel; Codexis’ reliance on customers to provide timely information in order for Codexis to report its financial results in an accurate and timely fashion; Codexis’ ability to compete may decline if it loses some of its intellectual property rights; third party claims that Codexis infringes third party intellectual property rights; and Codexis could face increased competition if third parties misappropriate Codexis biocatalysts. Additional factors that could materially affect actual results can be found in Codexis' Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 6, 2015, including under the caption “Risk Factors,” and in Codexis’ Quarterly Report on Form 10-Q filed with the SEC on May 7, 2015. Codexis expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

CONTACTS:     Investors
        LHA
Jody Cain, 310 691 7100
        jcain@lhai.com

        Media
        Notch Communications
Kate Whelan, +46 (0)70 238 11 49
        Kate.whelan@notchcommunications.co.uk

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